Exhibit 99.1

Pacific Premier Bancorp, Inc. to Present at Friedman Billings Ramsey 12th
Annual Investor Conference on November 30, 2005

          COSTA MESA, Calif., Nov. 28 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc., (Nasdaq: PPBI) (the “Company”), announced today that it has been invited to participate in the Friedman Billings Ramsey (“FBR”) 12th Annual Investor Conference to be held at the Grand Hyatt New York on November 29th and 30th, 2005.  Steven R. Gardner, President and CEO of the Company, will be presenting on behalf of the Company at 2:00 p.m. EST on Wednesday, November 30, 2005.

          Attendance at the FBR conference is by invitation only.  Investors, analysts and the general public may listen to the broadcast live via webcast. Individuals interested in listening to the webcast should allow sufficient time prior to the presentation to register and login.  On the day of the event, a link to the webcast will be available on the Company’s website www.ppbi.net, or through FBR’s conference website www.FBR.com/Investor05/.  An archive of the webcast will be available for sixty days following the presentation, beginning at 3 p.m. EST on December 1, 2005.  Mr. Gardner’s presentation materials will be available in the Investor Relations section of the Company’s website prior to the beginning of his presentation.

          PPBI Presentation
          Wednesday, November 30, 2005
          2:00 p.m. EST

          Webcast URL
          www.ppbi.net
          Real Media or Windows Media player required

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  The Bank is scheduled to open its fourth and fifth branch in Cypress and Newport Beach, respectively, during the second quarter of 2006.  For more information see www.ppbi.net.

          The webcast and presentation referenced in this release may include forward-looking statements (related to the Company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: changes in the competitive marketplace; changes in the interest rate environment; changes in economic conditions; risks associated with credit quality and a corresponding increase in the provision for possible loan and lease losses; outcome of pending litigation; changes in the regulatory environment; changes in the California economy and in particular the real estate market, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

          Contact:

          Pacific Premier Bancorp, Inc.

Steven R. Gardner	John Shindler
President/CEO	Senior Vice President/CFO
714-431-4000	714-431-4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                    11/28/2005
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Senior Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
          /Web site:  http://www.ppbi.net
                            http://www.FBR.com/Investor05 /
          (PPBI)